UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2005

Global Preferred Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-23637	58-2179041
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

c/o Morris Manning & Martin LLP, 3343 Peachtree Road, Suite 1600, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-248-3311

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The following is a narrative description of the pro forma effects of the transaction described in the Form 8-K filed by Global Preferred Holdings, Inc. ("Global Preferred Holdings") on May 31, 2005.

On May 25, 2005, Global Preferred Holdings sold all of the capital stock of its wholly-owned subsidiary, Global Preferred Re Limited ("GPRe"), to GPRE Acquisition Corp., a wholly-owned subsidiary of AEGON N.V. ("AEGON") pursuant to an Agreement and Plan of Reorganization (the "Agreement") in exchange for 4,503,274 common shares of AEGON. At the time of the sale to AEGON (the "GPRe Sale"), GPRe represented substantially all of the assets and operations of Global Preferred Holdings.

As described in the Proxy Statement for the Global Preferred Holdings Stockholders Meeting at which the GPRe Sale was approved, the transaction was intended to qualify as a tax deferred reorganization of Global Preferred Holdings under Section 368(a)(1)(C) of the Internal Revenue Code. The Proxy Statement, filed by AEGON as part of a Form F-4 Registration Statement dated April 5, 2005, described the requirements for such a transaction, including the requirement that the selling company must sell substantially all of its assets to the acquiring company in exchange for solely voting stock of the acquiring company and the requirement that the selling company must liquidate and dissolve within twelve months following the closing of the sale of the assets. In furtherance of such a transaction, the Agreement for the GPRe Sale requires that, within twelve months of the closing of the GPRe Sale, Global Preferred Holdings must dissolve and distribute the AEGON common shares and its remaining assets to its stockholders, after making adequate provision for its liabilities in accordance with Delaware law.

In proposing the transaction to the stockholders of Global Preferred Holdings for their approval, the Proxy Statement described the GPRe Sale and the process anticipated for the winding up and dissolution of Global Preferred Holdings (the "Dissolution") and provided that unless both the GPRe Sale and the Dissolution were approved, then neither would be undertaken. The stockholders of Global Preferred Holdings approved both the GPRe Sale and the Dissolution on May 10, 2005.

Since the GPRe Sale requires that Global Preferred Holdings be dissolved and, therefore, the Dissolution is directly attributable to the GPRe Sale and the overall transaction, a description of the pro forma effects of the GPRe Sale should take into consideration completion of both the GPRe Sale and the Dissolution. As the end result of the Dissolution is the liquidation and distribution of all of the net assets of Global Preferred Holdings, the pro forma adjustments to give effect to the completion of the GPRe Sale and the required Dissolution would result in the elimination of all of the assets and operations of Global Preferred Holdings and pro forma financials statements reflecting no remaining assets or operations.

The GPRe Sale disposed of GPRe, which constituted substantially all of the assets of GPH, leaving only:

(a) the AEGON common shares received by Global Preferred Holdings as consideration for the GPRe shares sold in the GPRe Sale, which common shares have been distributed to the stockholders of Global Preferred Holdings, other than the AEGON common shares which remained by reason of the fractional share interests left from the pro rata distribution of whole shares to the stockholders; these remaining shares were sold and the cash proceeds were distributed to the Global Preferred Holdings shareholders;

(b) the stock of three inactive subsidiary companies, which stock was sold for nominal consideration ($300) in July 2005;

(c) physical assets having a book value of less than $40,000, which have been liquidated, except for assets having a market value of less than $5,000 that are being utilized by Global Preferred Holdings during its winding up; and

(d) invested assets, which have been converted into cash and government securities.

To date, the Dissolution has included:

(a) liquidating the assets remaining after the GPRe Sale;

(b) converting invested assets into cash and government securities,

(c) discharging remaining liabilities and obligations; and

(d) distributing to the Global Preferred Holdings stockholders the AEGON common shares received in the GPRe Sale and approximately $8,000 of cash in lieu of fractional share interests.

The remaining tasks of the Dissolution include the payment or discharge of all remaining liabilities and obligations and, thereafter, the distribution of the remaining cash, less such amount as is deposited by Global Preferred Holdings into a liquidating trust to provide reserves for future claims.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Preferred Holdings, Inc.

February 22, 2006	By:	/s/ Caryl P. Shepherd

Name: Caryl P. Shepherd
Title: Chief Accounting Officer